      As filed with the Securities and Exchange Commission on July 8, 1996
                                           Registration No. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                    FORM S-8

                             REGISTRATION STATEMENT

                                     under

                           THE SECURITIES ACT OF 1933


                                INTERIORS, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                          13-3590047
          (State or other juris-               (I.R.S. Employer
          diction of organization)           Identification No.)

                 320 Washington Street, Mount Vernon NY 10553
              (Address of Principal Executive Offices) (Zip Code)

            350,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
      AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION THEREOF
         ISSUED PURSUANT TO A CONSULTING AGREEMENT DATED JUNE 30, 1996

                           (Full title of the plan)

                                   Max Munn
                                   President
                                Interiors, Inc.
                             320 Washington Street
                            Mount Vernon, NY 10553

                    (Name and address of agent for service)

                                 (914) 665-5400
                    (Telephone number, including area code,
                             of agent for service)
                                                              continued overleaf

                        CALCULATION OF REGISTRATION FEE

                                                               Proposed
                                              Proposed         maximum
Title of                     Amount           maximum          aggregate  Amount of
securities                   to be            offering price   offering   registration
to be registered             registered(1)    per Share(2)     price(2)   fee
- ----------------             ------------     --------------   --------   ------------
Series A Convertible         350,000          $2.25            $787,500   $271.53
Preferred Stock, par value
$.001 per share

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), this registration statement also covers an indeterminate number of shares as may be required by reason of any stock dividend, recapitalization, stock split, reorganization, merger, consolidation, combination or exchange of shares or other similar change affecting the stock.

(2) The proposed maximum offering price per share is based upon the designated exercise price stated in the agreement pursuant to which the options were granted.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.  Plan Information

Item 2.  Registrant Information and Employee Plan Annual Information

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

         The following documents or portions thereof, as filed with the Securities and Exchange Commission by Interiors, Inc., a Delaware corporation (the "Corporation"), are incorporated herein by reference:

         (1)      Annual Report on Form 10-KSB for the year ended June 30, 1995.

         (2) Quarterly Report on Form 10-QSB for the period ended September 30, 1995.

         (3) Quarterly Report on Form 10-QSB for the period ended December 31, 1995.

         (4)      Quarterly Report on Form 10-QSB for the period ended March 31,
1996.

         (5) The description of the Series A 10% Cumulative Convertible Preferred Stock, par value $.0001 per share ("Series A Preferred Stock"), of the Corporation contained in the Corporation's registration statement filed under
Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Max Munn, President, Interiors, Inc., 320 Washington Street, Mount Vernon, NY 10553, telephone (914) 665-5400.

Item 4.  Description of Securities

           Not Applicable

Item 5.  Interests of Names Experts and Counsel

           Not Applicable

Item 6. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law empowers a corporation to indemnity its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

         Article Seven of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

         The effect of the foregoing is to require the Company to indemnity the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 7.  Exemption from Registration Claimed


         Not Applicable.

Item 8.  Exhibits

         The following is a complete list of exhibits filed as a part of this registration statement:

Exhibit No.       Document

4.1 Consulting Agreement dated as of June 30, 1996 between the Corporation and Morris Munn.

5.0               Opinion of Bernstein & Wasserman, LLP.

24.1              Consent of Arthur Andersen, LLP

Item 9.  Undertakings

         A. The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, the paragraphs (1)(i) and (1)(ii) do not apply if the information is required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof; and;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Vernon, New York 10553, on the 30th day of June, 1996.

                                                 INTERIORS, INC.


                                                 By: /s/Max Munn
                                                  ---------------------------
                                                  Max Munn, President
                                                  Chief Executive Officer,
                                                  Treasurer and Director

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Max Munn his true and lawful attorney-in-fact and agent, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendments thereto has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                            Title                                           Date
- ---------                                            -----                                          -------
 /s/Max Munn                                President, Chief Executive                           June 30, 1996
- ---------------------------------           Officer, Treasurer and Director
Max Munn


 /s/Donald Feldman                          Vice President -- Sales and                          June 30, 1996
- ------------------------------              Marketing and Director
Donald Feldman


/s/Michael Amore                            Vice President and Chief                             June 30, 1996
- ------------------------------              Financial and Accounting

Michael Amore                               Officer


/s/Roger Lourie                             Director                                             June 30, 1996
- ------------------------------
Roger Lourie

 /s/Richard A. Josephberg                   Director                                             June 30, 1996
- ------------------------------
Richard A. Josephberg

                                INTERIORS, INC.

                                    EXHIBITS

                                       TO

                       REGISTRATION STATEMENT ON FORM S-8

                                     INDEX

                                  Exhibit Name


Exhibit
Number
- -------
4.1 Consulting Agreement dated as of June 30, 1996 between the Corporation and Morris Munn.

5.0      Opinion of Bernstein & Wasserman, LLP.

24.1     Consent of Arthur Andersen, LLP.